Exhibit 99.3

Filed by Lam Research Corporation

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Novellus Systems, Inc.

Commission File No.: 000-17157

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538-6470 U.S.A.

Main 510.572.0200

[Date]

[Addressee’s Name]

[Addressee’s Title]

[Company Name]

[Street Address]

[City, State, and ZIP Code]

To [Addressee’s Name],

I am very pleased to tell you about an exciting chapter for Lam Research. Today, we announced that Lam signed an agreement to merge with Novellus Systems, a leader in advanced thin-film deposition and wafer surface preparation technologies.

The combination of Lam and Novellus will create a company that will lead the development of next- generation semiconductor manufacturing technology providing direct benefits to you, our valued customer. Novellus’ technical core competencies align with our own strengths in etch and single-wafer clean. With significant synergies across our product lines, we will bring you a broader equipment portfolio and wider range of technology solutions. Lam and Novellus’ combined resources will enable us to address your specific application needs and technology roadmaps with new cutting-edge products, broader technical expertise, and the same unparalleled level of quality, service, and support that you have come to trust from Lam.

Both management teams are fully committed to support your ongoing business requirements and enhancing the performance of your installed base. As a combined company, you will see closer collaboration and optimization of the Novellus/Lam businesses. Subsequent to closing, our plan is to create a single face to the customer as a priority: the sales and service organizations of the two companies will transition into a single organization that will support all of our products.

I realize that you may have further questions about this agreement, so I invite you to read more details about it in our press release here:[link]. Our account executives will provide regular communications updates to you on the plans for combining. We are targeting completion of this transaction in the second quarter of 2012. Until the merger is complete, Lam and Novellus will continue to operate as independent companies. Throughout this process, it is our expectation that your service and support will not be disrupted and will continue at the same or higher level.

As your trusted supplier, Lam believes in open communication regarding significant changes to our business. Our focus during this transition will be on value creation and efficient integration for you.

This is a unique opportunity to join two outstanding organizations into one transformative company with a broader platform for greater innovation and more cost-effective solutions.

Thank you for your continued business.

Sincerely,